Exhibit 10.1

OPTION AGREEMENT – LOGAN 2 PROJECT

This Option Agreement (“OA”) is made on the date set forth below by and between Alpha Energy, Inc., a Colorado Corporation whose address is 4162 Meyerwood Drive, Houston, TX 77025 (“Alpha”) and Kadence Petroleum, LLC, an Oklahoma Limited Liability Company whose address is 3305 E 33rd, Oklahoma City, OK  73120 (“Kadence”). Alpha and Kadence are each a “Party” and together called the “Parties”.

Recitals

A.	The Parties entered into a Purchase and Sale Agreement signed January 28, 2019 (the “2019 PSA”); and

B.	Article II of the 2019 PSA identified certain subject oil and gas interests (the “Project”); and

C.	The 2019 PSA terminated under its own terms on March 29, 2019 (Article IX (b)).

Agreement

In consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

OPTION – Kadence hereby grants a six (6) month Option from the date of this OA (the “Option Period”) to Alpha to fulfill the terms outlined in Paragraph 2 below regarding a purchase of the Project. Kadence agrees that during the Option Period it will not sell or agree to sell the Project to a third party. In exchange for this agreement not to sell on the part of Kadence, Alpha will pay KadenceUS$10,000 per month during the Option Period (“Monthly Payment”). The first Monthly Payment shall be due upon execution of this OA by both Parties, and subsequent Monthly Payments shall be due on the first day of each month following (commencing with October 1, 2020) by wire transfer to an account designated by Kadence. The Monthly Payments are non-refundable and shall be applied against the Option Payment (see Paragraph 2 below).

2.

OPTION FULFILMENT – Alpha shall be considered to have exercised its Option if, prior to the end of the Option Period, it tenders Kadence the difference between $50,000.00 and the sum of its total Monthly Payments to that date (the “Option Payment”). In the event Alpha exercises the Option by payment of the Option Payment, a new PSA covering the Project shall be executed by the Parties following the general terms of the 2019 PSA, updated as may be necessary (the “2020 PSA”, as detailed in Paragraph (3)). The Parties shall work diligently and in good faith to agree on a mutually acceptable new PSA.

3.	2020 PSA – In addition to other emendations that may be legally required, the 2020 PSA shall include the following terms:

a)	CLOSING DATE – Closing for the purchase of the Project shall be held within one (1) month of the payment of the Option Payment. All other dates in the 2019 PSA shall be adjusted accordingly.

b)

PROJECT PAYMENT – At closing, Alpha shall tender to Kadence a cash payment of US$350,000.00 (the “Project Payment”). Prior to Project Payment being tendered by Alpha and in keeping with Section 5.2 of the 2019 PSA, Kadence shall furnish Alpha with items listed in Exhibit “A” (attached hereto, and as may be reasonably amended from time to time by mutual agreement of the Parties).

c)

PRODUCTION PAYMENT – Alpha shall agree at Closing to make a monthly payment equal to three percent (3%) of the net revenue stream (to be calculated as agreed to in the 2020 PSA) from any new wells (not workovers, restarts, or recompletions) drilled in the Project area after the Closing until such time as Kadence shall have accrued US$800,000.00 from such new wells (the “Production Payment”). Together, the Option Payment, Production Payment, and Project Payment shall satisfy the Purchase Price as defined in Article II (2.3) of the 2019 PSA.

d)	PAYABLES – Any outstanding debts or payables carried by Kadence pursuant the Project shall be deducted from the Project or Production Payments.

4.

Terms set forth in this OA are valid only through Friday, September 11, 2020. If Alpha has not received a copy of this Agreement fully executed by Kadence on or before 5 pm Central time on that date, then this Agreement shall automatically terminate and shall be of no further force and effect.

5.

In order to provide notice to third parties of the option provided by this OA, upon execution hereof by the Parties, Alpha shall have the right to record a mutually acceptable Memorandum of this OA in the real property records of the county in which the Project is located.

Executed and Agreed to by the Parties this 8th of September 2020, by:

Kadence Petroleum, LLC	Alpha Energy, Inc.

/s/ Brian Tribble	/s/ Jay Leaver
Brian Tribble, Managing Member	Jay Leaver, President

EXHIBIT “A” TO THE ALPHA-KADENCE OPTION  AGREEMENT

DOCUMENTS NECESSARY FOR THE CONTEMPLATED ASSET PURCHASE TO PROCEED

General title concerns not adequately addressed during 2019 Due Diligence:

1.	A valid Certificate of Good Standing for Kadence issued by the Secretary of State of Oklahoma.

2.	An Assignment of interests under the November 2, 2017 Bill of Sale from Abundance to Kadence Operating, LLC (“BOS”), recorded by the County Clerk.

3.	An Agreement or Bill of Sale showing transfer from Kadence Operating, LLC to Kadence.

4.	A recorded Assignment of interests under the applicable instrument of (3) above.

5.	A Statement of Authority (SOA), notarized and recorded, affirming the identity of the legally authorized representative of Kadence.

6.	A Division of Interest (“DOI”) statement covering all working interest owners in the Project, including copies of assignments, name, and address.

General items to update 2019 PSA:

7.	A signed and notarized Affidavit by Kadence affirming that:

a)	all Assets listed in the 2019 PSA under Article II are still owned by it {If not, please list discrepancies}; AND

b)	Kadence has not entered into any other Agreement that may be relevant to the proposed transaction with Alpha {if so, please provide a copy of that Agreement for Alpha to review}; AND

c)	The Subject Interests defined in Article II of the 2019 PSA are not subject to any liens or other legal encumbrances {if so, please provide relevant documentation}, AND

d)	Kadence can renew as of a current date the representations made in Article III of the 2019 PSA.